EMPLOYMENT AGREEMENT
between

L. Kellenberger & Co. AG, Heiligkreuzstrasse 28, 9008 St. Gallen
(hereinafter referred to as the "Company")

and

Urs Baumgartner, Sommerauweg 8, CH-8555 Mühlheim-Dorf
(hereinafter referred to as the "Employee")

WHEREAS, the Company desires to continue to employ the Employee to provide services pursuant to the terms of this Agreement;
NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.     EMPLOYMENT AND DUTIES

1.1. General. The Company hereby continues to employ the Employee, and the Employee agrees to serve, as Chief Executive Officer of the Company, upon the terms and conditions herein contained.
The Employee shall perform such duties and services for the Company as may be designated from time to time by the Chairman of the Board of the Company. The Employee agrees to serve the Company faithfully and to the best of his ability under the direction of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of Hardinge Inc., the parent corporation of the Company (the “Parent”).

1.2. Exclusive Services. Except as may otherwise be approved in advance by the Managing Director, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full working

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time throughout the Employment Term (as defined in Section 1.3) to the services required of him hereunder. The Employee shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.
1.3. Term of Employment. The employment shall continue for an indefinite period of time. The present agreement came into effect as per August 1st, 2015 and shall be amended as of October 28, 2016. The employment can be terminated subject to twelve months notice as per the end of a calendar month. Reservation is made for Art. 337 CO. If the Employee’s employment is terminated by the Company within twelve months following a Change in Control (i.e., (i) the sale of all or substantially all of the Company’s assets to any entity of which the Parent does not own, directly or indirectly, at least 85% of the outstanding voting securities; or (ii) the sale or other transfer of more than 50% of the outstanding voting securities to any person or entity other than the Parent or an entity of which the Parent owns, directly or indirectly, at least 50% of the outstanding voting securities ), the employment can be terminated subject to eighteen months notice as per the end of a calendar month.

1.4 Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Employee of an itemized account of such expenditures, in accordance with Company practices consistently applied.

2.     ANNUAL COMPENSATION

2.1     Base Salary. From the date hereof, the Employee shall be entitled to receive a base salary ("Base Salary") at a gross rate of CHF 275'000 per annum payable in accordance with the Company's payroll practices, with such changes as may be provided in accordance with the terms hereof. Once changed, such amount shall constitute the Employee's annual Base Salary.
2.2     Annual Review. The Employee's Base Salary shall be reviewed by the Managing Director, based upon the Employee's performance, not less often than annually.
2.3     Bonus. After the date hereof, the Employee shall be entitled to such bonus, if any, as may be awarded to the Employee from time to time by the Board of Directors.
2.4     Company Car. The Employee shall be entitled to a Company car, in accordance with Company's current policy.

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3.     EMPLOYEE BENEFITS
The Employee shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, disability benefits, which are compulsory under Swiss law or shall be established by the Company for, or made available to, its employees generally.

4.     WORKING TIME AND HOLIDAYS

4.1     The working time of the Employee shall be commensurate with the task and responsibility and must therefore be adapted by the Employee to the necessities of the business and the proper conduct of the Company's affairs.
421     Any overtime work shall be deemed to be remunerated by the compensation set out in Art. 2 and 3.
4.3     The Employee is entitled to at least 25 working days paid holidays in accordance with Art. 13 of the Collective Employment Contract of the Machine Industry of 1st July 2013, inforce until 31st December 2018. In an uncompleted year of employment, the Employee shall be entitled to holidays ratably in proportion to the time of employment in the respective year of employment.

5.     DEATH, DISABILITY OR RETIREMENT.
In the event of termination of employment by reason of death, permanent disability or retirement, the Employee (or his estate, as applicable) shall be entitled to Base Salary and benefits determined under Section 3 and 4 through the end of the month following the termination. Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder.

6.     NONSOLICITATION; CONFIDENTIALY; NONCOMPETITION

6.1     Nonsolicitation. For so long as the Employee is employed by the Company, and continuing until two years after the Employee ceases to be an employee of the Company, the Employee shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partner ship, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person,

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partnership, corporation or other business organization or entity other than the Company: (x) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consult ant of the Company or any of its subsidiaries; or (y) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated to the general knowledge of the Employee or the public to become a customer or client) of the Company or any of its subsidiaries.

6.2     Non-competition. For as long as the Employee is employed by the Company, and continuing for two years after he ceases to be an employee of the Company, the Employee may not compete with the Company in any manner, in particular by

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being active for any person, partnership, corporation or other business organization or entity other than the Company that is in the same business of producing, selling or otherwise providing grinding machines;

•	alienating, or in the case of the two years after employment, soliciting existing customers of the Company.

The competition prohibition is valid for the entire area in which the Company conducts its business, and in the countries in which the company has been active. In the event of any infringement against the competition prohibition, the Employee owes the Company a contractual penalty equivalent to one half of the most recent total annual compensation paid by the Company to the Employee, without limiting the Company to claim the real damages if the damages suffered by the Company are more important than the Contractual penalty.

6.3     Confidentiality. The Employee covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's or any of its subsidiaries' or affiliates' products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical in formation, financial information (including the revenues, costs of profits associated with any of the Company's products), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Employee in violation of his agreements under this

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Section 6.2 or (ii) the Employee is required to disclose under any applicable laws, regulations or directives or any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

6.4     Exclusive Property. The Employee confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Employee relating to the business of the Company shall be and remain the property of the Company.

7.     MISCELLANEOUS

7.1     Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
7.2    Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. Neither Agreement nor any rights hereunder shall be assignable.
7.3     Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Employee relating to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.
7.4     Collective Employment Contract of the Machine Indus try. The Collective Employment Contract of the Machine Industry of 1st July 2013 will remain in force until 31st December 2018 and is applicable on the Employment with the exception of the provisions contained in this Agreement.
7.5     Internal Regulations of the Company. The internal regulation enacted 1st January 2015 are integral parts of the Agreement.
7.6     Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

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7.7     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Switzerland applicable to contracts executed in and to be performed entirely within Switzerland.

IN WITNESS WHEREOF,     the Company has caused this Agreement to be duly executed and the Employee has hereunto set his hand, as of the day and year fist above written.

Elmira, NY 10/28/2016        /s/ Richard L. Simons___________________
(Place, Date)                 L. Kellenberger & Co. AG

St. Gallen 10/28/2016            /s/ Urs Baumgartner___________________
(Place, Date)                 Urs Baumgartner

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